EXHIBIT 99.1

                                         COMPANY CONTACT:

                                         Scott Schmidt, Investor Relations
                                         sschmidt@cardiodynamics.com
                                         800-778-4825, Ext. 1005

                CARDIODYNAMICS REPORTS THIRD QUARTER 2006 RESULTS

               SECOND SEQUENTIAL QUARTERLY INCREASE IN ICG REVENUE

SAN DIEGO, CA--October 5, 2006--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG), today reported its financial results for its fiscal third quarter 2006. Highlights included 7% sequential ICG revenue increase over second quarter 2006, 25% growth in ECG sensor revenue over the third quarter 2005, and publication acceptance of the cost-effectiveness data from the CONTROL study.

THIRD QUARTER 2006 RESULTS:

Net sales for the third quarter of 2006 were $7.9 million, an increase of 4% over the $7.6 million reported in the second fiscal quarter of 2006, and a decrease of 10% compared with net sales of $8.8 million in the same period last year. ICG revenue for the third quarter increased 7% to $5.2 million from $4.8 million in the second quarter of 2006, (the second consecutive quarterly sequential revenue increase), but decreased 22% from $6.6 million reported in the same period of 2005. The Company attributed the ICG revenue growth over the second quarter of 2006 to the marketplace acceptance of recently published clinical evidence, increased productivity of new sales representatives and stabilization of the business following Medicare's restricted hypertension policy. The adverse effects from Medicare's hypertension policy restriction contributed to the year over year revenue decrease as did the corporate restructurings which resulted in 29% fewer territory sales managers than the same quarter in 2005.

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The loss from operations was $935,000 for the third quarter of 2006, an $820,000 or 47% improvement over second quarter 2006, and compares with an operating loss of $1 million in the same quarter last year. The third quarter 2006 improvement over second quarter 2006 was primarily driven by increased gross margins resulting from higher average selling prices achieved for the Company's BioZ instruments, expense reductions realized through the corporate restructuring, and continued cost containment efforts.

The Company reported net income of $1.0 million, or $0.02 per diluted share for the third quarter of 2006, an improvement of $3.7 million over second quarter 2006 and compares with a net loss of $474,000, or $0.01 per diluted share reported in the third quarter last year. The net income reported during the third quarter was the result of a $2.2 million non-cash gain in the fair value of the derivative instrument embedded in the $5.25 million convertible notes issued during the second quarter of 2006.

The Company reported cash and cash equivalents balance of $5.4 million, up from $4.2 million at the end of third quarter 2005. Operating cash use improved appreciably during the third quarter of 2006 at $310,000 due to strong cash collections and continued improvements in working capital management. This compares with operating cash use of $711,000 and $647,000 in the first and second quarters 2006, respectively.

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OPERATING HIGHLIGHTS:

During the third quarter of 2006, sales of ICG devices totaled 238 units, including 119 ICG modules, and 119 ICG monitors, 83 of which were BioZ Dx systems, 22 BioZ monitors, and 14 Medis ICG monitors. There have been nearly 6,600 ICG systems sold worldwide, an increase of 16% over sales to date as of third quarter 2005, and includes over 1,500 ICG modules.

Combined ICG and electrocardiograph (ECG) sensor revenue in the third quarter of 2006 was $4.3 million, representing 54% of total sales. During the quarter, Vermed's ECG sensor revenue was $2.7 million representing a 25% increase over the same quarter in fiscal 2005. The increase is largely the result of additional private label and original equipment manufacturers business, and growing sales with the Premier Group Purchasing Organization (GPO) members. ICG sensor revenue for the third quarter of 2006 was $1.5 million, or 30% of total ICG net sales, a decrease of 11%, from $1.7 million in the same quarter of 2005, primarily due to the hypertension policy restriction. The Company's clinical applications team is working closely with physicians to appropriately integrate ICG into medical practices through the use of the BioZ Automated Process (BAP(TM)), which assists in identifying patients who are symptomatic and on whom the physician would benefit by having BioZ data for clinical assessment. The Company believes that successful integration of BAP into physicians' offices will result in improved patient care and increased sensor revenue growth.

Overall gross margin percentage for the third quarter of 2006 was 56% compared with 60% in the third quarter of fiscal 2005. Gross margin percentage in the third quarter for the ICG business was 68% and for the ECG business 34%, compared to 66% and 43%, respectively, in the same quarter last year. The improved ICG gross margin percentage in the current quarter over the same period last year was due to reduced warranty related expenses. The lower gross margin in the ECG business was primarily the result of higher raw material costs and lower-associated margins with increased GPO business.

Operating expenses for the third quarter of 2006 decreased 15% to $5.4 million down from $6.3 million for the same period in 2005 primarily due to the Company's workforce reduction and other cost containment measures. Another contributor to the expense savings has been the reduction in territory and regional sales managers, which was associated with Medicare's hypertension policy restriction, and the Company's subsequent focus on enhanced productivity from more experienced territory managers and consolidation of low revenue-generating sales territories.

CEO COMMENTS:

"We were pleased with the third quarter, which included continued sequential improvement in the ICG business and a 25% growth in our ECG business," stated Michael K. Perry, Chief Executive Officer, of CardioDynamics. "While the 2004 Medicare clarification restricting ICG hypertension use to resistant hypertensive patients creates pressure in the ICG business, we believe the recently published clinical evidence for our three major disease applications and the adjustments we have made to our sales strategies will lead to ongoing steady growth ahead. Additionally, in the quarter, we had acceptance of our cost-effectiveness CONTROL manuscript, which, in conjunction with the CONTROL study, we anticipate will be helpful in private insurance payors more fully reimbursing for hypertension use."

Perry concluded, "Despite the Medicare policy draft to maintain the current coverage for hypertension, we look forward to working with Medicare as they finalize the policy and remain cautiously optimistic that some coverage enhancement for BioZ ICG technology will be made. A final decision memorandum is due by the end of November 2006. Irrespective of the Medicare outcome, we will focus our sales and clinical application teams on the covered indications, continue to develop the clinical evidence for ICG, and strive to achieve increased market adoption of our BioZ ICG technology."

ADDITIONAL HIGHLIGHTS:

   o Released BioZ AdvaSense(TM) cable/sensor for BioZ monitors which ensures data integrity for users and further protects recurring revenue stream.

   o CardioDynamics announced agreement with Mindray, China's leading patient monitoring manufacturer, to integrate CardioDynamics BioZ ICG technology into its patient monitoring products.

   o In response to Medicare draft coverage policy to maintain the present coverage for hypertensive patients, there were over 225 comments from healthcare providers and Medicare patients, all of which supported expanded coverage.

   o Company was ranked 38th for an 89%, 5-year growth in San Diego's 2006 Technology Fast 50, which represents the fastest growing companies throughout San Diego County.

CONFERENCE CALL INFORMATION:

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' third quarter 2006 results in a conference call today, October 5, 2006, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at

http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1394256

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as future reimbursement, publication of clinical studies, effectiveness of BAP sensor integration, sales team productivity and revenue growth, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                 In thousands, except per share data (unaudited)

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                 AUGUST 31,                  AUGUST 31,
                                                          ------------------------    ------------------------
SELECTED CONSOLIDATED OPERATIONAL RESULTS                    2006          2005          2006          2005
-------------------------------------------------------   ----------    ----------    ----------    ----------
Net sales                                                 $    7,877    $    8,770    $   22,017    $   27,818
Cost of sales                                                  3,451         3,500        10,380        10,924
                                                          ----------    ----------    ----------    ----------
Gross margin                                                   4,426         5,270        11,637        16,894
                                                          ----------    ----------    ----------    ----------
Research and development                                         477           626         1,667         1,877
Selling and marketing                                          3,681         4,505        11,940        14,027
General and administrative                                     1,073         1,024         3,715         3,463
Amortization of intangible assets                                130           119           377           342
                                                          ----------    ----------    ----------    ----------
Loss from operations                                            (935)       (1,004)       (6,062)       (2,815)
Gain on derivative instruments                                 2,158             -         1,464             -
Other expense, net                                              (199)          (37)         (496)         (102)
                                                          ----------    ----------    ----------    ----------
Income (loss) before income taxes and minority interest        1,024        (1,041)       (5,094)       (2,917)
Income tax benefit (provision)                                   (23)          580          (114)        1,152
Minority interest in (income) loss of subsidiary                   1           (13)          (19)          (34)
                                                          ----------    ----------    ----------    ----------
Net income (loss)                                         $    1,002    $     (474)   $   (5,227)   $   (1,799)
                                                          ==========    ==========    ==========    ==========
Net income (loss) per common share:
  Basic                                                   $     0.02    $    (0.01)   $    (0.11)   $    (0.04)
                                                          ==========    ==========    ==========    ==========
  Diluted                                                 $     0.02    $    (0.01)   $    (0.11)   $    (0.04)
                                                          ==========    ==========    ==========    ==========
Weighted-average shares used in per share calculation:
  Basic                                                       48,827        48,803        48,815        48,871
                                                          ==========    ==========    ==========    ==========
  Diluted                                                     48,849        48,803        48,815        48,871
                                                          ==========    ==========    ==========    ==========

                                            AUGUST 31,    NOVEMBER 30,
SELECTED CONSOLIDATED BALANCE SHEET DATA       2006           2005
----------------------------------------    ----------    ------------
Cash and cash equivalents                   $    5,360    $      3,615
Accounts receivable, net                         4,603           7,359
Inventory, net                                   5,085           5,379
Total current assets                            16,215          18,203
Long-term assets                                20,878          21,795
Total assets                                    37,093          39,998
Total current liabilities                        5,315           7,217
Long-term liabilities                            6,471           2,777
Total liabilities                               11,786           9,994
Minority interest                                  321             241
Shareholders' equity                            24,986          29,763